As filed with the Securities and Exchange Commission on June 8, 2026

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SS INNOVATIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	47-3478854
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

405, 3rd  Floor, iLabs Info Technology Centre

Udyog Vihar, Phase III

Gurugram, Haryana 122016, India

(Address of Principal Executive Office, including zip code)

SS Innovations International, Inc. 2026 Incentive Stock Plan

(Full Title of the Plan)

Registered Agents Inc.

7901 4th St N, Suite 300

St. Petersburg, Florida 33702

(Name and Address of Agent for Service)

307-200-2803

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Copies to:

Dale Bergman, Esq.

Andrew Zuckerman, Esq.

Lewis Brisbois Bisgaard & Smith LLP

110 SE 6th Street, Suite 2600

Fort Lauderdale, FL 33301

(954) 728-1280

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Small reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) covers up to 30,000,000 shares of common stock, par value $0.0001 per share, of SS Innovations International, Inc. (the “Company”), which may be offered under the Company’s 2026 Incentive Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated by reference in the Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

●	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and Amendment No.1 thereto on Form 10-K/A (the “2025 Form 10-K”) ;

●	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

●	The Company’s other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 2025 Form 10-K;

●	The description of the Company’s common stock contained under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form S-1 (File No. 333-293114), filed with the Commission under the Securities Act; and

●	All other documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in the Registration Statement or a document incorporated or deemed to be incorporated by reference in the Registration Statement will be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference in the Registration Statement modifies or supersedes the statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the common stock registered under this Registration Statement hereby has been passed upon by Lewis Brisbois Bisgaard & Smith LLP, Fort Lauderdale, Florida. A partner of such firm beneficially owns shares of the Company’s common stock and holds options granted under the Company’s 2016 Incentive Stock Plan to purchase certain additional shares of the Company’s common stock.

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Item 6. Indemnification of Directors and Officers

Under Section 607.0850 of the Florida Business Corporation Act, the Company has the authority to indemnify its directors and officers to the extent provided for in such statute. Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, employment agreements and non-employee director appointment letters provide for indemnification of our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

Item 7. Exemption from Registration Claimed

All stock options granted and stock grants issued under the Plan prior to the date of this Registration Statement and shares of the Company’s common stock issued under the exercise of stock options granted under the Plan prior to the date of this Registration Statement were granted or issued in accordance with the exemptions from registration afforded by Section 4(a) (2) of, or Rule 701 or Regulation S promulgated under the Securities Act, as amended, as the persons receiving such shares having provided the Company with appropriate representations as to their investment intent, their status and other matters required to evidence compliance with the foregoing exemptions.

Item 8. Exhibits

Exhibit Number	Description
4.3*	SS Innovations International, Inc. 2026 Incentive Stock Plan, as amended.
5.1*	Opinion of Lewis Brisbois Bisgaard & Smith LLP
23.1*	Consent of BDO India Services Private Limited, Independent Registered Public Accounting Firm
23.2*	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included in signature page hereto).
107*	Filing Fee Table

*	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gurugram, Haryana, India, on June 8, 2026.

SS Innovations International, Inc., a Florida corporation

By:	/s/ Sudhir Srivastava
Sudhir Srivastava, M.D.,
Chief Executive Officer, Interim Chief Financial Officer and Director (Principal Executive Officer, Principal Financial and Principal Accounting Officer)

POWER OF ATTORNEY AND SIGNATURE

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sudhir Srivastava, M.D. and Vishwajyoti P. Srivastava, M.D., and each of them as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following person in the capacities and on the dates stated.

Signature	Capacity	Date

/s/ Sudhir Srivastava	Chairman, Chief Executive Officer, Interim Chief Financial Officer and Director	June 8, 2026
Sudhir Srivastava, M.D.	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Vishwajyoti P. Srivastava	Chief Executive Officer – Asia Pacific and Director	June 8, 2026
Vishwajyoti P. Srivastava, M.D.

/s/ Barry F. Cohen	Chief Operating Officer – Americas and Director	June 8, 2026
Barry F. Cohen

/s/ Mylswamy Annadurai	Director	June 8, 2026
Dr. Mylswamy Annadurai

/s/ S.P. Somashekhar	Director	June 8, 2026
Dr. S.P. Somashekar

/s/ Frederic H. Moll	Director	June 8, 2026
Frederic H. Moll, M.D.

/s/ Tim Adams	Director	June 8, 2026
Tim Adams

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